Exhibit 99.1

TPCO Wyss Withdrawal Press Release

Tribune Publishing Special Committee Determines April 1 Proposal From Stewart Bainum and Hansjörg Wyss No Longer Reasonably Expected to Lead to a “Superior Proposal”

Definitive Binding Merger Agreement With Alden Global Capital Remains in Place; Tribune Board Continues to Recommend That Stockholders Vote in Favor of Its Approval

CHICAGO, April 19, 2021 -- Tribune Publishing Company (NASDAQ:TPCO) (“Tribune” or the “Company”) today confirmed receipt of a letter dated April 17, 2021, from Stewart Bainum (“Mr. Bainum”), in which Mr. Bainum communicated that Hansjörg Wyss (“Mr. Wyss”) has informed him that he will no longer provide the level of equity commitment indicated in the revised, non-binding proposal from Newslight, LLC (“Newslight”) dated April 1, 2021, to acquire all of the outstanding shares of Tribune common stock for $18.50 per share in cash.

In light of Mr. Bainum’s April 17 letter, the special committee of Tribune’s board of directors, in consultation with its legal and financial advisors, has determined that the Newslight proposal would no longer reasonably be expected to lead to a “Superior Proposal,” as defined in Tribune’s merger agreement with affiliates of Alden Global Capital LLC (“Alden”) (the “Alden Merger Agreement”). As such, Tribune is no longer permitted to engage in discussions and negotiations with, or provide diligence information to, Newslight and its principals in connection with their proposal, and accordingly has terminated such discussions and negotiations with, and access to diligence information for, Newslight and its principals.

The full text of the letter from Mr. Bainum is below:

Special Committee of The Board of Directors
Tribune Publishing Company
160 N. Stetson Avenue
Chicago, IL 60601
Care of Eric Medow, Lazard LLC

Ladies and Gentlemen:

As a follow up to the discussions between our respective advisers on April 16, 2021, I write to provide the Special Committee directly an update on the non-binding proposal by Newslight, LLC (“Newslight”) to acquire Tribune Publishing Company (“Tribune”). On April 16,2021, Hansjörg Wyss informed me that he is no longer interested in participating in a potential acquisition of Tribune at the level of equity commitment indicated in Newslight’s letter to the Special Committee, dated April 1, 2021. Mr. Wyss further communicated to me that he remains interested in assisting in a potential transaction to make it successful.

I remain committed to pursuing a potential acquisition of Tribune for $18.50 in cash per share, including providing through one or more of my affiliates $100 million of the required equity financing to complete such acquisition. My intention is to continue to have discussions with other potential equity financing sources as permitted under the confidentiality agreements between Tribune and Newslight and Drill Down, LLC, respectively (collectively the “Confidentiality Agreements”), as well as other potential equity financing sources who have contacted me on an unsolicited basis (subject to the Special Committee approving discussions with such other potential equity financing sources in accordance with the Confidentiality Agreements).

My advisers have substantially completed the necessary due diligence of Tribune and there remain only a few issues to be negotiated in the definitive transaction documentation. I remain confident that there is significant interest in joining this effort and expect the necessary arrangements among one or more additional equity financing sources can be completed expeditiously.

If you have any questions, please do not hesitate to contact me or my advisers.

Sincerely,
Stewart Bainum, Jr.

On February 16, 2021, Tribune and Alden announced that they had entered into the Alden Merger Agreement, under which Alden will acquire all of the outstanding shares of Tribune common stock not currently owned by Alden for $17.25 per share in cash. Alden currently owns 11,554,306 shares of Tribune common stock, representing 31.6% of the Company’s outstanding shares. The Alden Merger Agreement remains in full force and effect, and contains certain restrictions on Tribune’s ability to engage with Mr. Bainum with respect to the proposed acquisition of Tribune described in his April 17 letter, including because Mr. Bainum has not yet secured the necessary financing for such proposal, nor can there be any assurance that he will be able to do so. The special committee, in consultation with its legal and financial advisors, will carefully consider any further developments in order to determine the course of action that is in the best interest of Tribune and its stockholders, subject to the terms of the Alden Merger Agreement. However, at this time, the Tribune Board continues to recommend, and has not withdrawn, qualified or otherwise modified its recommendation, that stockholders of Tribune vote in favor of the approval of the Alden Merger Agreement.

Tribune stockholders do not need to take any action at this time.

Lazard is serving as financial advisor to the special committee, and Davis Polk & Wardwell LLP is serving as the special committee’s legal advisor.

About Tribune Publishing Company
Tribune Publishing Company (NASDAQ: TPCO) is a media company rooted in award-winning journalism. Headquartered in Chicago, Tribune Publishing operates local media businesses in eight markets with titles including the Chicago Tribune, New York Daily News, The Baltimore Sun, Hartford Courant, South Florida’s Sun Sentinel and Orlando Sentinel, Virginia’s Daily Press and The Virginian-Pilot, and The Morning Call of Lehigh Valley, Pennsylvania. In addition to award-winning local media businesses, Tribune Publishing operates Tribune Content Agency and TheDailyMeal.com.

Our brands are committed to informing, inspiring and engaging local communities. We create and distribute content across our media portfolio and offer integrated marketing, media, and business services to consumers and advertisers, including digital solutions and advertising opportunities.

Important Information For Investors And Stockholders
This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval.  This communication relates to a proposed transaction between Tribune Publishing Company (“Tribune”) and Tribune Enterprises, LLC (“Acquiror”).  In connection with this proposed transaction, Tribune filed a Schedule 13e-3 transaction statement and a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on March 23, 2021, and an amendment to the Schedule 13e-3 transaction statement and an amendment to the preliminary proxy statement (the “Preliminary Proxy Statement”) with the SEC on April 14, 2021.  This communication is not a substitute for any proxy statement or other document Tribune has filed or may file with the SEC in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS OF TRIBUNE ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.  Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Tribune as applicable.  Investors and security holders are able to obtain free copies of the Preliminary Proxy Statement and will be able to obtain other documents (if and when available) filed with the SEC by Tribune through the website maintained by the SEC at http://www.sec.gov.  Copies of the preliminary proxy statement and other documents (if and when available) filed with the SEC by Tribune can be obtained free of charge on Tribune’s internet website at https://investor.tribpub.com or by contacting Tribune’s primary investor relation’s contact by email at abullis@tribpub.com or by phone at 312-222-2102.

Participants in Solicitation
Tribune, Acquiror, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Tribune is set forth in its Annual Report on Form 10-K for the fiscal year ended December 27, 2020, which was filed with the SEC on March 8, 2021, its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 7, 2020, certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports filed on Form 8-K.

These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary proxy statement and will be contained in other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements
This communication includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Words such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements involve many risks and uncertainties about Tribune and Acquiror that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, failure to obtain the required vote of the Company’s stockholders; the timing to consummate the proposed transaction; the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Tribune; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Tribune to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers.  These forward-looking statements speak only as of the date of this communication, and Tribune expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Tribune’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Tribune, including the most recent Forms 10-K and 10-Q for additional information about Tribune and about the risks and uncertainties related to the business of Tribune which may affect the statements made in this presentation.

Contacts:

Tribune:

Investor Relations:
Amy Bullis
312.222.2102
abullis@tribpub.com

Media:
Max Reinsdorf
847.867.6294
mreinsdorf@tribpub.com